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                                                                    Exhibit 4.7


                                 June 3, 1998



VIA FACSIMILE
-------------

Olympus Securities, Ltd.


     Re: Exercise of Warrants/Issuance of Common Stock
         ---------------------------------------------

Gentlemen:

     This letter confirms that SyQuest Technology, Inc. ("SyQuest") and Olympus Securities, Ltd. ("Warrant Holder") agree as follows:

     1. Warrant Holder will exercise 1,000,000 shares of Warrant No. 81 it received in connection with its purchase of the company's Convertible Preferred Stock, Series 5 at $3.0469 per share to acquire 1,000,000 shares of the Company's common stock for total proceeds of $3,046,900 (the "Proceeds").

     2. Upon receipt of the proceeds, plus an additional $169.64 representing the par value for an additional 1,696,372 shares (the "Additional Common Shares") of the Company's common stock, the Company will issue a total of 2,696,372 shares of common stock to Warrant Holder.

     3. The Additional Common Shares shall have piggy-back registration rights so that they will be registered in a future registration statement consistent with existing Company contractual obligations regarding registrations, provided however that the Company agrees to register such shares no later than September 25, 1998, subject to delays caused by reasonable business considerations, but in any event agrees to register such shares no later than shares issued to RGC International, CC Investments, Combination, Inc. and Fletcher International from those transactions represented in SyQuest's 8-K dated March and April of 1998.

     4. The Proceeds plus the additional $169.64 will be wire-transferred to the following account: Bank of America, 1850 Gateway Blvd., 4th Floor, Concord, CA 94520, ABA #121-000-358, Account #12334-56287.

     5. The Company will deliver the shares of common stock issued upon exercise of the warrants in accordance with the terms of the warrants, and it will direct its transfer agent to deliver
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such shares electronically without a restrictive legend provided that Warrant
Holder complies with the applicable prospectus delivery requirements under the Securities Act of 1933 and provides notice to the Company using the attached form.

     The Company acknowledges that Warrant Holder is relying on information disclosed in the Company's public filings with the SEC and confirms that it is aware of no material misstatements or omissions in those filings.

ACKNOWLEDGED AND ACCEPTED:

SyQuest Technology, Inc.                Olympus Securities, Ltd.



                                        K A Simpler
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Thomas C. Tokos                         Authorized representative
Vice President, General Counsel and     Director, Citadel Investment Group,
Secretary                               LLP